NEWS

                                    Company Contact: Anthony Christon
                                                     Chief Financial Officer
                                                     Jaclyn, Inc.
                                                     (201) 868-9400


           JACLYN, INC. REPORTS FINANCIAL RESULTS FOR FIRST QUARTER
           --------------------------------------------------------


FOR IMMEDIATE RELEASE
---------------------

West New York, NJ, November 13, 2003..............JACLYN, INC. (AMEX:JLN) today reported financial results for the first quarter ended September 30, 2003.

Net Sales for the three-month period ended September 30, 2003 were $29,896,000 compared to $29,945,000 for last year's first fiscal quarter. The Company reported net earnings of $358,000, or $.13 per diluted share for the first quarter ended September 30, 2003. This compares to net earnings of $306,000, or $.12 per diluted share for the quarter ended September 30, 2002.

Allan Ginsburg, Chairman of the Board reported, "This year's first fiscal quarter reflects improvement in operating results compared to the same period last year, primarily due to additional sales and profitability in our women's sleepwear business." Mr. Ginsburg also stated, "In addition, we look forward to another positive performance in the second quarter of fiscal 2004. While sales in the second half of fiscal 2004 should be similar to the last six months of fiscal 2003, as previously announced we anticipate a profitable fiscal year."



Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends.


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Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infants' and children's apparel, handbags, premiums and related accessories. Website: jaclyninc.com
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                          JACLYN, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)



                                                             First Quarter
                                                          Ended September 30,
                                                          -------------------

                                                      2003               2002
                                                      ----               ----

Net Sales                                          $29,896,000       $29,945,000


Earnings before income taxes                       $   663,000       $   477,000

Net Earnings                                       $   358,000       $   306,000

Net Earnings per
    Common Share - Basic                                $  .14            $  .12

Net Earnings per
    Common Share- Diluted                               $  .13            $  .12

Weighted Average Number of
    Shares Outstanding - Diluted                     2,708,000         2,587,000